First Amendment to
                            Expense Agreement Between
        Beta Oil & Gas, Inc. (OIL) and Beta Capital Group, Inc. (CAPITAL)
                   for the two years ending September 30, 1999

 Effective November 1, 1998 Section III of the Agreement is amended as follows:

III.     Phone Charges

         All office phone bills will be paid by OIL.

                            Expense Agreement Between
        Beta Oil & Gas, Inc. (OIL) and Beta Capital Group, Inc. (CAPITAL)
                   for the two years ending September 30, 1999

(As presented to the Beta Oil & Gas, Inc., Board of Directors September 10,
1997)

IV.      Office lease

         2-year lease signed by Beta Oil & Gas, Inc. at 901 Dove Street, Suite 230, Newport Beach, California (required personal guarantees by both Steve and Lisa Antry) at $1.35 per square foot.

         In exchange for 1) CAPITAL providing to OIL office space, personnel, all F.F. & E., and certain supplies at no cost during the start up phase of OIL (through August 31, 1997) and in exchange for 2) Steve and Lisa Antry (CAPITAL shareholders)personally guaranteeing OIL's office lease, and in exchange for 3) CAPITAL continuing to provide all existing F.F. & E. and allocable consumable supplies (ex. pens, water service..etc.) through September 30, 1999, OIL agrees to provide to CAPITAL one office and associated light secretarial support and use of OIL's F.F. & E. through September 30, 1999.

V.       Employees

         Cynthia Hllywa became the Office Manager for OIL as of September 1, 1997 whereby the majority of her time is necessary. Ms. Hllywa will charge all temporary employees required to handle any CAPITAL or CAPITAL client work which exceeds ordinary light support to CAPITAL such that the only instance whereby temporary general office support is to be charged to OIL is in the event of a specific OIL project.

VI.      Phone Charges

         Currently, all office phone bills will be paid by CAPITAL but 40% will be recharged to OIL and 40% will be recharged to Pease (CAPITAL's largest client). CAPITAL will absorb 20% of phone charges to ensure it covers its share of general business calls. This also falls in line with the IRS policy of allocating by employee % of time: Currently the following full time office attendees and their phone time allocations are estimated as follows:


                                  BOG              BCG/PEASE
         Steve Antry               70                    30
         Steve Fischer             20                    80
         Lisa Antry                40                    60
         Cynthia Hllywa            90                    10
         Regular Temporary          0                   100

         This would confirm that a 40% phone bill for OIL and 60% for Pease/CAPITAL collectively are appropriate for tax purposes.

VII.     Marketing Materials/Office Supplies

         All materials such as letterhead, folders. . etc. which can be associated with only one particular Company are paid directly by that Company. Materials which are utilized by both such as "Beta" envelopes and copy paper are paid for by CAPITAL and recharged to OIL at cost only when consumed by OIL. A detailed log of all such items is kept by the Office Manager. Actual costs for such items are reviewed with each major purchase. Office expense items used by both Companies which are relatively immaterial, impossible or impracticable to track on a daily basis are typically paid for by CAPITAL as part of its obligations to OIL under Item I "Office Lease".